Exhibit 99.1
Granite Ridge Resources, Inc. Reports Fourth Quarter and Full-Year 2025 Results
and Provides Outlook for 2026

Dallas, Texas, March 5, 2026 – Granite Ridge Resources, Inc. (NYSE: GRNT) (“Granite Ridge” or the “Company”) today reported financial and operating results for the fourth quarter and full-year 2025 and provided initial guidance for 2026.

Fourth Quarter 2025 Highlights

•Increased total production by 27% to 35,120 Boe/day (49% oil) including a 17% increase in oil production
•Reported net loss of $25.1 million, or $(0.19) per share, and Adjusted Net Income (non-GAAP) of $1.5 million, or $0.01 Adjusted Earnings Per Diluted Share (non-GAAP)
•Generated Adjusted EBITDAX (non-GAAP) of $69.5 million
•Invested $127.5 million of capital, placing online 67 gross (10.50 net) wells
•Declared a dividend of $0.11 per share
•Ended the year with total liquidity of $339.5 million and Net Debt to Adjusted EBITDAX of 1.2x

See “Supplemental Non-GAAP Financial Measures” below for descriptions of the above non-GAAP measures as well as a reconciliation of these measures to the associated GAAP (as defined herein) measures.

Tyler Farquharson, President and CEO of Granite Ridge, commented, “Granite Ridge continued its evolution in 2025 from a traditional non-operated production company to a capital allocator focused on controlled, short-cycle development through Operated Partnerships. This strategic shift has resulted in greater control over development timing, and increased deal flow and exposure to high-quality resource in the Permian Basin. We have executed over fifty of these transactions and added approximately 100 net locations since the program began in 2023.

For the year, we grew production 28% to an average of 32,000 Boe per day while investing $279 million in development capital. Our strategy remains straightforward: underwrite projects to 25% full-cycle returns at strip pricing, compound production and cash flow growth, and protect downside through disciplined leverage.

In 2025, we added 331 gross, 77.2 net, locations for $122 million across both the Operated Partnership and non-operated portfolio. In the Permian Basin, we acquired 59.3 Operated Partnership net wells at $1.4 million per location. By underwriting transactions on a unit-by-unit basis at strip pricing, we moderate commodity price volatility and avoid execution and valuation risk associated with large-format acquisitions.

Our 2026 guidance reflects the benefits of increased scale. Production growth is moderating and development capital expenditures align closely with expected cash flow.

We remain committed to disciplined capital allocation, operational execution through our partners, and returning capital to shareholders. The scalability and resilience of our platform position Granite Ridge to generate durable shareholder value through disciplined growth and capital returns across commodity cycles.”

Financial Results

Net loss for the quarter was $25.1 million, or $(0.19) per share of common stock. Excluding non-cash and special items, Adjusted Net Income (non-GAAP) was $1.5 million for the quarter, or $0.01 per diluted share of common stock. Adjusted EBITDAX (non-GAAP) and cash flow from operating activities for the quarter totaled $69.5 million and $64.5 million, respectively.

Net income for the year was $24.4 million or $0.18 per diluted share of common stock. Excluding non-cash and special items, Adjusted Net Income (non-GAAP) was $56.2 million or $0.43 per diluted share of common stock. Adjusted EBITDAX (non-GAAP) and cash flow from operating activities for the year totaled $315.0 million and $296.4 million, respectively.

Production Results

Total production for the quarter increased 27% from the prior year quarter to 35,120 Boe per day (49% oil), including a 17% increase in oil production to 17,152 barrels (“Bbls”) per day. Natural gas production for the quarter totaled 107,804 thousand cubic feet of natural gas (“Mcf”) per day.

Total production for the year increased 28% to 31,984 Boe per day (50% oil), including a 31% increase in oil production to 16,041 Bbls per day. Natural gas production for the year totaled 95,649 Mcf per day.

Oil, Natural Gas and Related Product Sales

During the quarter, NYMEX West Texas Intermediate ("WTI") crude oil averaged $59.64 per Bbl, and NYMEX natural gas at Henry Hub averaged $3.75 per Mcf. The Company’s average realized price for oil and natural gas, excluding the effect of commodity derivatives, was $55.49 per Bbl (a $4.15 differential to WTI) and $1.81 per Mcf (a 48% realization of Henry Hub), respectively.

Operating Costs

Lease operating expenses were $24.9 million for the quarter, or $7.72 per Boe, a 29% increase on a per unit basis compared to the prior year quarter. Production and ad valorem taxes were $6.2 million for the quarter, or 5.9% of oil and natural gas sales. During the quarter general and administrative ("G&A") costs totaled $8.0 million, inclusive of $1.4 million of non-cash stock-based compensation.

Lease operating expenses were $84.9 million for the year, or $7.27 per Boe, an 16% increase on a per unit basis compared to the prior year. Production and ad valorem taxes were $27.6 million for the year, or 6.1% of oil and natural gas sales. G&A costs for the year totaled $31.0 million, inclusive of $3.8 million of non-cash stock-based compensation.

Capital Expenditures and Operational Activity

Capital expenditures for the quarter were $127.5 million comprised of $66.4 million of drilling and completion ("D&C") capital and $61.1 million of property acquisition costs. Total 2025 capital expenditures were $401.0 million comprised of $279.0 million of D&C capital and $122.0 million of property acquisition costs.

The table below provides capital expenditures incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Property acquisition costs:
Proved	$606	$612	$14,754	$3,436
Unproved	60,445	9,207	107,239	60,721
Development costs	66,400	83,522	278,993	290,283
Total costs incurred for oil and natural gas properties	$127,451	$93,341	$400,986	$354,440

The table below provides a summary of gross and net wells completed and put on production for the three months and year ended December 31, 2025:

	Three Months Ended December 31, 2025		Twelve Months Ended December 31, 2025
	Gross	Net	Gross	Net
Permian	35	7.5	148	31.8
Eagle Ford	—	—	7	0.5
Bakken	4	0.1	14	0.3
Haynesville	2	0.7	14	1.9
DJ	7	0.8	79	1.4
Appalachian	19	1.4	60	2.5
Total	67	10.5	322	38.4

On December 31, 2025, the Company had 137 gross (12.18 net) wells for which drilling was either in-progress or were pending completion.

Liquidity and Capital Resources

As of December 31, 2025, Granite Ridge had $350.0 million of principal debt outstanding on 8.875% senior unsecured notes and $50.0 million of debt outstanding under our senior secured revolving credit agreement (as amended, the “Credit Agreement”). We had $339.5 million of liquidity as of December 31, 2025, consisting of $324.7 million of committed borrowing availability under the Credit Agreement and $14.8 million of cash on hand.

2025 Proved Reserves

As of December 31, 2025, Granite Ridge’s estimated proved reserves totaled 62,347 MBoe, compared to 54,315 MBoe as of December 31, 2024. The Company’s proved reserves are approximately 49% oil and 51% natural gas. Proved developed reserves totaled 47,525 MBoe, or 76% of total proved reserves. The table below provides a summary of changes in total proved reserves for the year ended December 31, 2025, as well as the proved developed reserves balance at the beginning and end of the year.

	Oil (MBbl)	Natural Gas (MMcf)	MBoe
Proved developed and undeveloped reserves at December 31, 2024	28,187	156,769	54,315
Revisions of previous estimates	(3,089)	13,494	(840)
Extensions and discoveries	5,727	37,612	11,996
Acquisition of reserves	5,603	17,680	8,550
Production	(5,855)	(34,912)	(11,674)
Proved developed and undeveloped reserves at December 31, 2025	30,573	190,643	62,347

	Oil (MBbl)	Natural Gas (MMcf)	MBoe
Proved developed reserves:
December 31, 2024	19,269	118,103	38,953
December 31, 2025	21,498	156,161	47,525
Proved undeveloped reserves:
December 31, 2024	8,918	38,666	15,362
December 31, 2025	9,075	34,482	14,822

2026 Guidance

The Company’s initial 2026 guidance anticipates approximately 34,000 to 36,000 Boe per day of production for 2026, an increase at the midpoint of approximately 9% from 2025.

The following table summarizes the Company’s operational and financial guidance for 2026.

2026 Guidance
Annual production (Boe per day)	34,000 - 36,000
Oil production (% of total production)	50% - 52%
Acquisitions ($ in millions)	$20 - $30
Development capital expenditures ($ in millions)	$300 - $330
Total capital expenditures ($ in millions)	$320 - $360
Lease operating expenses (per Boe)	$6.75 - $7.75
Production and ad valorem taxes (% of total revenue)	6% - 7%
Cash general and administrative expense ($ in millions)	$25 - $27

Conference Call

Granite Ridge will host a webcast and conference call on Friday, March 6, 2026, at 10:00 AM central time to discuss its fourth quarter and full-year 2025 financial and operating results. A brief Q&A session for security analysts will immediately follow the discussion.

The details are as follows:

When:                 Friday, March 6, 2026, at 10:00 a.m. CT
Where:                 https://ir.graniteridge.com
Webcast:             To access the webcast, please go to this link: Registration Link
Dial-in / Q&A Participation:     If you would like to access the call by phone or to participate in the Q&A, please register here: Q&A Registration Link. You will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference fifteen minutes ahead of the scheduled start time.

Upcoming Investor Events

Granite Ridge management will also be participating in the following upcoming investor event:
•Piper Sandler Energy Conference - March 17, 2026

Any investor presentations to be used for such events will be posted prior to the respective event on Granite Ridge’s website. Information on Granite Ridge’s website does not constitute a portion of, and is not incorporated by reference into this press release.

About Granite Ridge

Granite Ridge is a scaled energy company which aims to provide shareholders with exposure similar to energy private equity through operated partnerships and traditional non-operated assets. We own assets in six prolific unconventional basins across the United States. We aim to deliver a diversified portfolio with best-in-class full cycle returns by investing in a large number of high-graded deals developed by proven public and private operators. We focus on success as measured by total shareholder returns, which we seek to balance with a low leverage profile. For more information, visit Granite Ridge’s website at www.graniteridge.com.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release regarding, without limitation, Granite

Ridge’s 2026 outlook, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Granite Ridge’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in Granite Ridge’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, changes in current or future commodity prices and interest rates, supply chain disruptions, infrastructure constraints and related factors affecting our properties, ability to acquire additional development opportunities and potential or pending acquisition transactions, as well as the effects of such acquisitions on the Company’s cash position and levels of indebtedness, changes in reserves estimates or the value thereof, operational risks including, but not limited to, the pace of drilling and completions activity on our properties, changes in the markets in which Granite Ridge competes, geopolitical risk and changes in applicable laws, legislation, or regulations, including those relating to environmental matters, cyber-related risks, the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the Granite Ridge’s reserves, the outcome of any known and unknown litigation and regulatory proceedings, limited liquidity and trading of Granite Ridge’s securities, acts of war, terrorism or uncertainty regarding the effects and duration of global hostilities, including the Israel-Hamas conflict, the Russia-Ukraine war, the joint U.S.-Israel strikes on Iran, continued instability in the Middle East, and any associated armed conflicts or related sanctions which may disrupt commodity prices and create instability in the financial markets, and market conditions and global, regulatory, technical, and economic factors beyond Granite Ridge’s control, including the potential adverse effects of world health events, affecting capital markets, general economic conditions, global supply chains and Granite Ridge’s business and operations, increasing regulatory and investor emphasis on, and attention to, environmental, social and governance matters, Granite Ridge’s ability to establish and maintain effective internal control over financial reporting, and the other risks described under the heading “Item 1A. Risk Factors” in Granite Ridge’s Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the Securities and Exchange Commission (“SEC”), as updated by any subsequent Quarterly Reports on Form 10-Q, which Granite Ridge files with the SEC.

Granite Ridge has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Granite Ridge’s control. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Granite Ridge does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

Use of Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), this press release contains certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDAX, and Net Debt.

See “Supplemental Non-GAAP Financial Measures” below for a description and reconciliation of each non-GAAP measure presented in this press release to the most directly comparable financial measure calculated in accordance with GAAP.

INVESTOR RELATIONS AND MEDIA CONTACT: IR@GraniteRidge.com – (214) 396-2850

Granite Ridge Resources, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(in thousands, except par value and share data)	2025	2024
ASSETS
Current assets:
Cash	$14,846	$9,419
Revenue receivable	74,166	69,692
Advances to operators	2,682	19,959
Prepaid and other current assets	2,251	3,831
Derivative assets - commodity derivatives	13,978	537
Equity investments	10,960	31,783
Total current assets	118,883	135,221
Property and equipment:
Oil and gas properties, successful efforts method	1,897,388	1,540,021
Accumulated depletion	(857,832)	(643,051)
Total property and equipment, net	1,039,556	896,970
Long-term assets:
Derivative assets - commodity derivatives	3,743	—
Other long-term assets	5,889	4,288
Total long-term assets	9,632	4,288
Total assets	$1,168,071	$1,036,479
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$76,847	$99,440
Current portion of long-term debt	17,500	—
Other liabilities	810	546
Derivative liabilities - commodity derivatives	24	1,822
Total current liabilities	95,181	101,808
Long-term liabilities:
Long-term debt, net	367,832	205,000
Derivative liabilities - commodity derivatives	—	3,679
Asset retirement obligations	11,968	10,693
Deferred tax liability	87,330	79,946
Total long-term liabilities	467,130	299,318
Total liabilities	562,311	401,126
Stockholders' Equity:
Common stock, $0.0001 par value, 431,000,000 shares authorized, 136,941,978 and 136,417,677 issued at December 31, 2025 and 2024, respectively	14	14
Additional paid-in capital	659,228	655,472
Retained earnings	(17,286)	16,047
Treasury stock, at cost, 5,686,711 and 5,683,921 shares at December 31, 2025 and 2024, respectively	(36,196)	(36,180)
Total stockholders' equity	605,760	635,353
Total liabilities and stockholders' equity	$1,168,071	$1,036,479

Granite Ridge Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2025	2024	2025	2024
Revenues:
Oil and natural gas sales	$105,485	$106,307	$450,306	$380,030
Operating costs and expenses:
Lease operating expenses	24,949	15,287	84,903	57,461
Production and ad valorem taxes	6,198	7,032	27,554	26,007
Depletion and accretion expense	57,897	49,847	215,701	176,529
Impairments of long-lived assets	44,654	35,637	44,654	36,369
General and administrative	8,041	5,944	31,009	24,649
Other, net	185	(524)	65	(241)
Total operating costs and expenses	141,924	113,223	403,886	320,774
Net operating income (loss)	(36,439)	(6,916)	46,420	59,256
Other income (expense):
Gain (loss) on derivatives - commodity derivatives	12,829	(8,803)	27,121	(908)
Interest expense, net	(8,502)	(4,673)	(25,500)	(18,470)
Gain (loss) on equity investments	(615)	4,132	(15,833)	(15,183)
Other income (expense)	(1)	—	(94)	271
Total other income (expense)	3,711	(9,344)	(14,306)	(34,290)
Income (loss) before income taxes	(32,728)	(16,260)	32,114	24,966
Income tax expense (benefit)	(7,665)	(4,638)	7,761	6,207
Net income (loss)	$(25,063)	$(11,622)	$24,353	$18,759

Net income (loss) per share:
Basic	$(0.19)	$(0.09)	$0.18	$0.14
Diluted	$(0.19)	$(0.09)	$0.18	$0.14
Weighted-average number of shares outstanding:
Basic	130,476	130,210	130,439	130,189
Diluted	130,476	130,210	130,501	130,227

Granite Ridge Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(in thousands)	2025	2024
Operating activities:
Net income	$24,353	$18,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and accretion expense	215,701	176,529
Impairments of long-lived assets	44,654	36,369
Unrealized (gain) loss on derivatives - commodity derivatives	(22,662)	17,271
Stock-based compensation	3,756	2,298
Amortization of deferred financing costs and original issue discount	2,208	3,540
(Gain) loss on equity investments	15,833	15,183
Deferred income taxes	7,383	5,958
Other	(359)	(1,034)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Revenue receivable	(4,449)	3,288
Accounts payable and accrued liabilities	9,561	(1,153)
Prepaid and other current assets	693	(1,228)
Other liabilities	(258)	(47)
Net cash provided by operating activities	296,414	275,733
Investing activities:
Capital expenditures for oil and natural gas properties	(300,768)	(285,796)
Acquisition of oil and natural gas properties	(118,491)	(61,197)
Deposit on acquisition	—	(887)
Refund of advances to operators	4,285	19,655
Proceeds from the disposal of oil and natural gas properties	175	13,995
Proceeds from the sale of equity investments	4,991	3,462
Net cash used in investing activities	(409,808)	(310,768)
Financing activities:
Proceeds from borrowing on credit facilities	190,000	110,000
Repayments of borrowing on credit facilities	(345,000)	(15,000)
Proceeds from senior notes, net of discount	336,000	—
Deferred financing costs	(4,477)	(3,340)
Purchase of treasury shares	(16)	(442)
Payment of dividends	(57,686)	(57,494)
Net cash provided by financing activities	118,821	33,724
Net change in cash	5,427	(1,311)
Cash at beginning of year	9,419	10,730
Cash at end of year	$14,846	$9,419
Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of capitalized interest	$(24,748)	$(14,472)
Cash paid during the year for income taxes, net of refunds	$(549)	$(197)
Supplemental disclosure of non-cash investing activities:
Change in accrued capital expenditures included in accounts payable and accrued liabilities	$(10,900)	$36,736
Advances to operators applied to development of oil and natural gas properties	$150,692	$121,922

Granite Ridge Resources, Inc.
Summary Production and Price Data
The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net Sales (in thousands):
Oil sales	$87,563	$88,730	$360,832	$327,491
Natural gas sales	17,922	17,577	89,474	52,539
Total revenues	105,485	106,307	450,306	380,030

Net Production:
Oil (MBbl)	1,578	1,354	5,855	4,483
Natural gas (MMcf)	9,918	7,186	34,912	27,944
Total (MBoe)(1)	3,231	2,552	11,674	9,140
Average Daily Production:
Oil (Bbl)	17,152	14,717	16,041	12,248
Natural gas (Mcf)	107,804	78,104	95,649	76,350
Total (Boe)(1)	35,120	27,734	31,984	24,973

Average Sales Prices:
Oil (per Bbl)	$55.49	$65.53	$61.63	$73.06
Effect of gain on settled oil derivatives on average price (per Bbl)	0.60	0.85	0.28	0.34
Oil net of settled oil derivatives (per Bbl) (2)	56.09	66.38	61.91	73.40

Natural gas sales (per Mcf)	1.81	2.45	2.56	1.88
Effect of gain on settled natural gas derivatives on average price (per Mcf)	0.09	0.39	0.08	0.53
Natural gas sales net of settled natural gas derivatives (per Mcf) (2)	1.90	2.84	2.64	2.41

Realized price on a Boe basis excluding settled commodity derivatives	32.65	41.66	38.57	41.58
Effect of gain on settled commodity derivatives on average price (per Boe)	0.57	1.56	0.38	1.79
Realized price on a Boe basis including settled commodity derivatives (2)	33.22	43.22	38.95	43.37

Operating Expenses (in thousands):
Lease operating expenses	$24,949	$15,287	$84,903	$57,461
Production and ad valorem taxes	6,198	7,032	27,554	26,007
Depletion and accretion expense	57,897	49,847	215,701	176,529
Impairments of long-lived assets	44,654	35,637	44,654	36,369
General and administrative	8,041	5,944	31,009	24,649
Costs and Expenses (per Boe):
Lease operating expenses	$7.72	$5.99	$7.27	$6.29
Production and ad valorem taxes	1.92	2.76	2.36	2.85
Depletion and accretion	17.92	19.53	18.48	19.31
Impairments of long-lived assets	13.82	13.96	3.83	3.98
General and administrative	2.49	2.33	2.66	2.70

Net Producing Wells at Period-End:	244.74	202.40	244.74	202.40
(1)Natural gas is converted to Boe using the ratio of one barrel of oil to six Mcf of natural gas.
(2)The presentation of realized prices including settled commodity derivatives is a result of including the net cash receipts from (payments on) commodity derivatives to realized pricing. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Granite Ridge Resources, Inc.
Derivatives Information
The table below provides data associated with the Company’s current derivatives, for the periods indicated:

	2026					2027	2028
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Total	Total
Collars (oil)
Volume (Bbl)	733,085	1,049,430	909,612	795,038	3,487,165	961,153	—
Weighted-average floor price ($/Bbl)	$58.73	$61.32	$60.53	$59.97	$60.26	$52.50	$—
Weighted-average ceiling price ($/Bbl)	$70.11	$70.65	$69.93	$68.53	$69.87	$74.24	$—
Swaps (oil)
Volume (Bbl)	134,684	95,082	73,484	53,974	357,224	452,936	—
Weighted-average price ($/Bbl)	$60.41	$60.33	$60.27	$60.24	$60.33	$60.21	$—
Collars (natural gas)
Volume (Mcf)	6,804,503	1,851,019	1,727,756	3,868,320	14,251,598	6,099,088	2,211,640
Weighted-average floor price ($/Mcf)	$3.62	$3.25	$3.25	$3.66	$3.54	$3.89	$3.60
Weighted-average ceiling price ($/Mcf)	$4.55	$4.00	$4.00	$4.44	$4.38	$4.97	$4.73
Swaps (natural gas)
Volume (Mcf)	—	4,546,849	3,961,363	1,222,218	9,730,430	9,323,814	—
Weighted-average price ($/Mcf)	$—	$3.73	$3.73	$3.73	$3.73	$3.60	$—
Swaps (Platts IFERC Waha)
Volume (Mcf)	—	—	—	—	—	2,540,087	$—
Weighted-average price ($/Mcf)	$—	$—	$—	$—	$—	$(1.08)	$—

Granite Ridge Resources, Inc.
Supplemental Non-GAAP Financial Measures
The Company reports its financial results in accordance with GAAP. However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and the results of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.
Reconciliation of Net Income to Adjusted EBITDAX
Adjusted EBITDAX is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator.
The Company defines Adjusted EBITDAX as net income before depletion and accretion expense, unrealized (gain) loss on derivatives – commodity derivatives, interest expense, non-cash stock-based compensation, income tax expense, impairment of long-lived assets, (gain) loss on equity investments and other, net. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s Adjusted EBITDAX measure provides additional information that may be used to better understand the Company’s operations. Adjusted EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered in isolation or as an alternative to, or more meaningful than, net income as an indicator of operating performance. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that Adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, Adjusted EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of the GAAP measure of net income to Adjusted EBITDAX for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income (loss)	$(25,063)	$(11,622)	$24,353	$18,759
Interest expense, net	8,502	4,673	25,500	18,470
Income tax expense (benefit)	(7,665)	(4,638)	7,761	6,207
Other, net	185	(524)	65	(241)
Depletion and accretion expense	57,897	49,847	215,701	176,529
Non-cash stock-based compensation	1,369	615	3,756	2,298
Impairments of long-lived assets	44,654	35,637	44,654	36,369
Unrealized (gain) loss on derivatives - commodity derivatives	(10,996)	12,777	(22,662)	17,271
(Gain) loss on equity investments	615	(4,132)	15,833	15,183
Adjusted EBITDAX	$69,498	$82,633	$314,961	$290,845

Reconciliation of Debt to Net Debt

The Company provides Net Debt, which is a non-GAAP financial measure. The Company defines Net Debt as current portion of long-term debt, long-term debt, net, less cash as of the balance sheet date. The Company’s Net Debt to Adjusted EBITDAX provides investors with insight into the Company’s leverage as of the measurement date.
The following table provides a reconciliation from the GAAP measure of Debt to Net Debt and Net Debt to Adjusted EBITDAX ratio:

December 31,
(in thousands except for ratio)	2025
Current portion of long-term debt	$17,500
Long-term debt, net	367,832
Cash	(14,846)
Net Debt	$370,486

Net Debt to Adjusted EBITDAX ratio	1.2
Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share
The Company provides Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures. Adjusted Net Income and Adjusted Earnings Per Share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and nonrecurring items. The Company defines Adjusted Net Income as net income as determined under GAAP excluding impairments of long-lived assets, unrealized (gain) loss on derivatives - commodity derivatives, (gain) loss on equity investments, deferred finance cost amortization acceleration, nonrecurring general and administrative expenses - severance costs, nonrecurring general and administrative expenses - capital markets transaction costs, and tax impact on above adjustments.

The Company defines Adjusted Earnings Per Share as Adjusted Net Income divided by weighted average number of diluted shares of common stock outstanding.

The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted Net Income and Adjusted Earnings Per Share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income to Adjusted Net Income, both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share data)	2025	2024	2025	2024
Net income (loss)	$(25,063)	$(11,622)	$24,353	$18,759
Impairments of long-lived assets	44,654	35,637	44,654	36,369
Unrealized (gain) loss on derivatives - commodity derivatives	(10,996)	12,777	(22,662)	17,271
(Gain) loss on equity investments	615	(4,132)	15,833	15,183
Deferred finance cost amortization acceleration	—	—	—	2,167
Nonrecurring general and administrative expenses - severance costs	—	—	1,757	—
Nonrecurring general and administrative expenses - capital markets transaction costs	(11)	—	1,501	—
Tax impact on above adjustments (a)	(7,685)	(9,963)	(9,215)	(15,973)
Adjusted Net Income	$1,514	$22,697	$56,221	$73,776

Earnings per diluted share - as reported	$(0.19)	$(0.09)	$0.18	$0.14
Impairments of long-lived assets	0.34	0.27	0.34	0.28
Unrealized (gain) loss on derivatives - commodity derivatives	(0.08)	0.10	(0.17)	0.13
(Gain) loss on equity investments	—	(0.03)	0.12	0.12
Deferred finance cost amortization acceleration	—	—	—	0.02
Nonrecurring general and administrative expenses - severance costs	—	—	0.01	—
Nonrecurring general and administrative expenses - capital markets transaction costs	—	—	0.01	—
Tax impact on above adjustments (a)	(0.06)	(0.08)	(0.06)	(0.12)
Adjusted Earnings Per Diluted Share	$0.01	$0.17	$0.43	$0.57
Adjusted earnings per share:
Basic earnings	$0.01	$0.17	$0.43	$0.57
Diluted earnings	$0.01	$0.17	$0.43	$0.57
(a) Estimated using statutory tax rate in effect for the period.